Pricing Supplement Dated March 27, 2023	Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated November 1, 2021 and	Registration No. 333-260663

Prospectus Supplement dated November 1, 2021)

PACCAR Financial Corp.

Medium-Term Notes, Series Q - Fixed Rate

CUSIP #69371RS49

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☒ TD Securities (USA) LLC

☐ J.P. Morgan Securities LLC

☐ BofA Securities, Inc.

☐ BNP Paribas Securities Corp.

☒ Mizuho Securities USA LLC

☐ MUFG Securities Americas Inc.

☒ RBC Capital Markets, LLC

☐ SMBC Nikko Securities America, Inc.

☐ U.S. Bancorp Investments, Inc.

☒ Wells Fargo Securities, LLC

☒ Other:

BNY Mellon Capital Markets, LLC

Loop Capital Markets LLC

Siebert Williams Shank & Co., LLC

Westpac Capital Markets LLC

acting as ☒   principal     ☐   agent

at:	☐ varying prices related to prevailing market prices at the time of resale
☒ a fixed initial public offering price of 99.933% of the Principal Amount.

Principal Amount: $500,000,000	Original Issue Date: March 30, 2023 (T+3)

Agent’s Discount or Commission: 0.200%	Final Maturity Date: March 30, 2026

Net Proceeds to Company: $498,665,000	Interest Payment Dates: Semi-annually on each March 30 and September 30, commencing September 30 2023 Record Dates: March 16 and September 16 preceding the applicable Interest Payment Date

Interest Rate: 4.450% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to the Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: %

Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.

☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)
Minimum Denominations: (Applicable only if Specified Currency is other than U.S. dollars)
Exchange Rate Agent: (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check   ☐

Issue Price:             %

Form:         ☒  Book-Entry             ☐  Certificated

The Notes are expected to be delivered in book-entry only form through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking S.A., on or about March 30, 2023.

Plan of Distribution:

Name	Title	Principal Amount of Notes
TD Securities (USA) LLC	Bookrunner	$100,000,000
Mizuho Securities USA LLC	Bookrunner	$100,000,000
RBC Capital Markets, LLC	Bookrunner	$100,000,000
Wells Fargo Securities, LLC	Bookrunner	$100,000,000
BNY Mellon Capital Markets, LLC	Co-Manager	$20,000,000
Loop Capital Markets LLC	Co-Manager	$20,000,000
Siebert Williams Shank & Co., LLC	Co-Manager	$40,000,000
Westpac Capital Markets LLC	Co-Manager	$20,000,000
Total		$500,000,000

Other Provisions: N/A